The Unified Commerce Solution

"Leading the Profitable Convergence of Traditional and Online Retail Commerce Through Technology"

Who We Are

- 12 ReTech is a diversified holding company, publicly listed under the symbol RETC.

- 12 ReTech will generate revenue and earnings initially through our Micro-Brand acquisition strategy while deploying our proprietary, proven software technology to enhance those revenues and earnings.

- 12 ReTech will further develop and acquire technology to offer services to other retailers.

- **We know tech. We know retail. We know Unified Commerce. . .**

- **WE ARE THE UNIFIED COMMERCE SOLUTION!**

12 ReTech Benefits from the Turmoil in Retail

- 12 ReTech will capitalize on the opportunity to acquire undervalued Micro-Brands.
- 12 ReTech will utilize our technologies to enhance the value of Micro-Brands and serve as a laboratory to continue to refine and build new technologies.
- 12 ReTech will sell or license to other retailers, adapting to the changes in retail.

12 Technology Suite


www.12retech.com

View Video at: https://youtu.be/kR1jFoaB90g

The 12 Technology Suite

- If Unified Commerce is the goal, we have your solution.

- Our suite offers a spectrum of smart devices – from mirrors to display screens to kiosks and more – to help reach new customers, increase visibility across all channels, and provide better service.

- This is advanced retail technology – and it is **proven** to help increase sales and earnings.

- There is no need for retailers to replace their existing technologies or change their existing software – our software will fit their existing systems.

How the 12 Technology Suite Benefits Retailers

- It increases average order value (AOV)
- It increases customer's lifetime value (LTV)
- It captures customer's data
- It reaches customer with real-time messaging
- It increases staff's product knowledge
- It increases customer's product knowledge


www.12retech.com
12 Mirror Enhancements

How the 12 Technology Suite Benefits Retailers (continued)

- It optimizes inventory management system
- It optimizes inventory liquidation
- It encourages customer's loyalty
- It deepens customer's access
- It empowers customer with new buying options
- It increases sales and earnings the easy way (our solution fits right into your existing system)



12 Glass Display

Why Consumers like the 12 Technology Suite

- It makes products more accessible to them
- It provides them with real-time customer service
- It offers them special benefits via mobile
- It offers them interactive content
- It links them to savings and rewards programs
- It offers them expedited credit, in just 12 seconds (Coming soon)


wayfair
$101.99
BUY NOW
12 Video Shopping

Why Consumers like the 12 Technology Suite (continued)

- It introduces to them new options for their buying process
- It encourages them to take part in social sharing
- It makes them feel appreciated
- It makes them feel empowered
- It rewards their loyalty
- It gives them a more personalized and immersive experience



12 Sconti

Unlike Other Pure Technology Companies, The **12 Technology Suite** is Proven



Ito-ya, Ltd. 13 Floors 45,000 square feet 85,000 SKUs

Of the 12 Technology Suite, Mr. Akira Ito, President of Ito-ya, Ltd., says, "Their system is on a totally different level from what is normally described so far as Omni-Channel retailing. It is an excellent tool that can actually multiply the attractiveness of real brick and mortar stores as well as the appeal of online shopping and not just the convenience."

The Company will generate the most of its revenue from its Micro-Brands

Active Fashion Group

Founded in 1998, Nearly $20M in Revenue, $1.2M in adjusted EBITDA

Opportunities this brand provides:

- Leverage for our technologies and experience to increase online revenue from $350k to $6 million (projected)
- Leverage AFG's existing relationships with Retailers to sell our **12 Technology Suite**

ActiveFashion GROUP
ACTIVE FASHION GROUP

SOYBU.
SOYBU

COLORADO CLOTHING™
COLORADO CLOTHING

Additional Micro-Brands

J. Peterman Company

Founded in 1987, Nearly $20M in Revenue, $250K in adjusted EBITDA

Opportunities this brand provides:

- Iconic brand, known from an American favorite sitcom Seinfeld, where John O'Hurley played Elaine's boss, Jacopo Peterman.
- May benefit from our existing big box retailer relationships and warehouse stores
- To leverage J.Peterman's catalog distributed to their customer base adding 12 ReTech's additional Micro-Brands to their sales channels
- Use catalog to encourage people to download 12 ReTech's Mobile application

Acquisition LOI Announced 12/1

The J. Peterman Company

Additional Micro-Brands

Krazy Larry, Inc.

Nearly $7.4M in Revenue, $1.6M in EBITDA

Opportunities this brand provides:

- Krazy Larry, Inc. sells to 1,800 boutiques mainly in resorts
- May benefit from creating a business to consumer channel using the 12 Technology Suite
- The opportunity exists to sell our other Micro-Brand products to Krazy Larry, Inc.'s customer base.

Acquisition LOI Announced 1/8/18

Our Strategy is Providing Results

- The future acquisition of Active Fashion Group gave us a relationship with the Hudson Group and a pilot project to install the 12 Technology Suite
- AFG + Hudson increases opportunity to secure additional Micro-Brands by opening up new Hudson stores and this led to J. Peterman Company
- AFG + Hudson increases opportunity to secure new clients for 12 technology like Manor in Switzerland.
- J. Peterman Company acquisition led to Krazy Larry, Inc.
- Krazy Larry, Inc. acquisition led to . . .

Experienced Management Team

Angelo Ponzetta: Founder, Chief Executive Officer, and Chairman
Nearly 30 years of experience from technology and retail. Began development of the **12 Technology Suite** in 2010 and went public in June of 2017.

Daniele Monteverde: Chief Financial Officer, and Director
40 years of experience in Engineering, Technology and Business Administration. PhD's Engineering, Business Administration.

Richard J. Berman: Advisory Board, Future Director
35 years of Venture Capital M&A and Senior Management. Currently serves on 3 NASDAQ Boards, advised on $4B M&A transactions and over 300 deals.

Kirk Kimerer: Chief Marketing Officer
25 years building digital media operations for Gannett, BELO, Scripps Networks, LIN Media, Las Vegas Review Journal and Apollo Media Network.

Experienced Management Team

Stefan Guggisberg: Chief Executive Officer, 12 Europe A.G.
Stefan brings over 19 years of experience in the European markets and the Information Technology Industries.

Dan Wong: 12 Hong Kong Chief Technology Officer
International Executive skilled at building new business. Built Nokia's NSeries business in China from scratch to $1.9B USD annual run-rate. Harvard MBA with over 20 years of experience.

All existing Micro-Brand's management will be retained

Market Opportunity

Retail industry experts have said:

- "Retailers need to adopt a bevy of Omni-Channel tools in order to capture a lift in sales and attract a larger audience."(1)
- "While e-commerce is growing faster, brick & mortar still accounts for the vast majority of retail sales."(2)
- "Accenture reports that 49% of consumers say the best thing retailers could do to improve the shopping experience is to better integrate in-store, online, and mobile shopping channels." –Digitalist Magazine – March 10, 2014
- The Global Retail Industry, according to Research and Markets, should see $28 trillion USD in revenues per year by 2019.

(1), (2) Business Insider / Harvard Business Review Survey

Industry Valuation Comps

Table 1

Industry PE (TTM) Valuation Multiples	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Apparel, Footwear & Accessories Industry	26.58	23.38	23.31	8.18	22.50	29.12
Retail Apparel Industry	13.79	17.87	19.41	10.23	21.89	
Internet, Mail Order & Online Shops Industry	306.51	249.13	163.93	159.71	182.54	128.27
Internet Services & Social Media Industry	35.77	34.86	31.59	32.05	35.83	36.97

data provided by CSIMarket.com
November 28, 2017

Different Industries receive different multiples:

- Apparel, Footwear…are Brands and Manufactures of Consumer Products
- Retail Apparel… are the Brick and Mortar industry that sell the consumer products
- Internet are the ecommerce operations of today, think Amazon, Netflix
- Internet services / social media additional revenue opportunities

Select Financial Data

	Reported 2015	Reported 2016	Proforma 2017*
Revenue	$ 232,200.00	$ 64,500.00	$ 37,000,000.00
Expenses	$ 252,257.00	$ 173,670.00	$ 35,700,000.00
Adj. EBITDA	$ (20,051.00)	$ (109,170.00)	$ 1,300,000.00
Liquidity & Cash Reserves	$ (97,174.00)	$ 25,464.00	$ 200,000.00 +
			$ 7.6 million available on bank lines
			$ 12 million available on Equity At The Market Line

*** with acquisitions of AFG & J Peterman**

Enterprise Valuation Projections

Proforma w 12 Retech + AFG + JP

(November 30, 2017)

Market Cap Valuation Multiples, (millions)	Net Inc.	25X Net Inc.	40X Net Inc.	80X Net Inc.	100X Net Inc.
Y1 After Acquisition Market Cap (millions)	$5.44	$135.98	$217.57	$435.14	$543.93
Implied Price Per Share for RETC @ 125 million shares outstanding		$1.09	$1.74	$3.48	$4.35
Year 2 After Acq. Market Cap (millions)	$10.55	$263.70	$421.92	$843.84	$1,054.80
Implied Price Per Share for RETC @ 125 million shares outstanding		$2.11	$3.38	$6.75	$8.44
Year 3 After Acq. Market Cap (millions)	$15.32	$383.11	$612.98	$1,225.96	$1,532.45
Implied Price Per Share for RETC @ 125 million shares outstanding		$ 3.06	$ 4.90	$ 9.81	$ 12.26

Investment Comparisons

Investment Comparisons - November 27, 2017

	12 ReTech	Zivelo	Amazon	Shopify	Etsy
Publicly Listed	Public - OTC	Privately Held	Public - Nasdaq	Public - NYSE	Public - Nasdaq
Market Cap ($ millions)	$7.7	N/A	$576,234.6	$9,773.9	$2,066.6
% Increse In Market Cap over Past 90 days	153.8%	N/A	26.5%	9.2%	7.3%
Business Model	Retail Omni-Channel Technology Solutions Provider	Interactive Kiosks for Retail and QSR Industries	Behemoth Omni-channel Retailer	DIFY (Do It For You) eCommerce Platform Provider	eCommerce Gateway for Consumer Products Brands
Brick & Mortar Operations	Yes	Yes	Yes	No	No
eCommerce Operations	Yes	No	Yes	Yes	Yes
Projected Price / Earnings	2.33	N/A	149	427	60
Projected Revenues ($ millions)	Projected $59.1	$58 Plus	$228,130.0	$873.5	$518.0
Projected EPS	$0.04	N/A	$7.98	$0.26	$0.28
Projected Net Income ($ millions)	$5.4	Not Disclosed	$3,845.32	$22.42	$34.08

Data compiled from Yahoo Finance & FINVIZ

Summary

- The **3 Ps** to successful technology

Proven, Proprietary and Patented

- Addresses large market need for retail Unified Commerce
- Demonstrating growth of revenue and earnings both organically and through roll up strategy acquisitions
- Bankable microcap company that has over **$13 million in bank lines of credit**
- Experienced management team
- Footprint on 3 continents

The Future of Commerce


PRESENTS
THE SOCIAL SHOPPING
EXPERIENCE

View Video at: https://youtu.be/2aZkqcINAmw

The **Unified Commerce Solution**

"Leading the Profitable Convergence of Traditional and Online Retail Commerce Through Technology"